PARKER-HANNIFIN CORPORATION
                 CHANGE IN CONTROL SEVERANCE PLAN


          The Board of Directors of Parker-Hannifin Corporation (the "Company") has determined that it is in the best interests of the Company and its stockholders to secure the continued services and dedication and objectivity of its management employees in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1(c)) of the Company, without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control. To encourage the full attention and dedication to the Company by such employees, the Board has authorized the Company to adopt the Parker-Hannifin Corporation Change in Control Severance Plan (the "Plan").


          1. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Cause" means (1) a material breach by a Participant (as defined in Section 1(i)) of the duties and responsibilities of the Participant (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Participant's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by the Participant of a felony involving moral turpitude. The determination of Cause shall be made by the Board unless expressly delegated in writing by the Board to the

Compensation Committee of the Board (the "Committee"). Cause shall not exist unless and until the Company has delivered to the Participant a copy of a resolution duly adopted by three-quarters (3/4) of the Board (or a majority of the Committee) at a meeting of the Board (or the Committee) called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board or the Committee, as the case may be), finding that in the good faith opinion of the Board (or the Committee) the Participant was guilty of the conduct set forth in this Section 1(b) and specifying the particulars thereof in detail. The Company must notify the Participant that it believes "Cause" has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause. For the purposes of clause (1) above, any act, or failure to act, by the Participant based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

               (c) "Change in Control" means the occurrence of one of the following events:

                            (i) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or direct or indirect majority-owned subsidiaries of the Company; (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities;
               (D) a Non-Control Transaction (as defined in paragraph (iii));
               (E) with respect to a Participant, any acquisition by the Participant or any group of persons including the Participant; or (F) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

                          (ii) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that (A) any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

                          (iii) a merger or consolidation or similar form of corporate reorganization, or sale or other disposition of all or substantially all of the assets, of the Company (a "Business Combination") is consummated, unless immediately following such Business Combination: (A) more than 55% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, for purposes of making such 55% determination, any shares owned through any entity which directly or indirectly has beneficial ownership of the Company Voting Securities or all or substantially all of the Company's assets) eligible to elect directors of such corporation is represented by shares held by shareholders of the Company immediately prior to such Business Combination (either by remaining outstanding or being converted), (B) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination (a "Non-Control Transaction"); or

                           (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

               Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control shall occur.

               Notwithstanding anything in this Section 1(c) to the contrary, in its sole discretion, the Board, by a resolution approved by at least two-thirds of its members, may determine prior to the occurrence of a Change in Control above that the event which would otherwise constitute a Change in Control hereunder is not a hostile change in control of the Company and therefore should not be treated as a Change in Control for purposes of this Plan.

               (d) "Company" means Parker-Hannifin Corporation, a Delaware corporation.

               (e) "Date of Termination" means the date on which a Participant's employment by the Company terminates.

               (f)  "Effective Date" means March 1, 1996.

               (g) "Good Reason" means, without a Participant's express written consent, the occurrence of any of the following events after a Change in Control:

               (h) (1) the assignment to the Participant of any duties inconsistent in any adverse respect with the Participant's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (2) an adverse change in the Participant's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control; (3) any removal or involuntary termination of the Participant from the Company otherwise than as expressly permitted by this Plan or any failure to re-elect the Participant to any position with the Company held by the Participant immediately prior to such Change in Control; (4) a reduction by the Company in the Participant's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter; (5) any requirement of the Company that the Participant (A) be based anywhere more than twenty-five
     (25) miles from the facility where the Participant is located at the time of the Change in Control or (B) travel on Company business to an extent substantially more burdensome than the travel obligations of the Participant immediately prior to such Change in Control; (6) the failure of the Company to (A) continue in effect any employee benefit plan or compensation plan in which the Participant is participating immediately prior to such Change in Control, or the taking of any action by the Company which would adversely affect the Participant's participation in or reduce the Participant's benefits under any such plan, (B) provide the Participant and the Partici-pant's dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Participant immediately prior to such Change in Control,
     (C) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Participant immediately prior to such Change in Control, or (D) provide the Participant with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Participant immediately prior to such Change in Control, unless in the case of any violation of (A),
     (B) or (C) above, the Participant is permitted to participate in other plans, programs or arrangements which provide the Participant (and, if applicable, the Participant's dependents) with no less favorable benefits at no greater cost to the Participant; or (7) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 8(b).


               For purposes of this Plan, any good faith determination of Good Reason made by a Participant shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by a Participant shall not constitute Good Reason. The Participant must provide notice of termination within ninety (90) days of his knowledge of an event or condition constituting Good Reason hereunder. A transaction which results in the Company no longer being a publicly traded entity shall not in and of itself be treated as Good Reason unless and until one of the events or conditions set forth in Sections 1(g)(1) through (7) occurs.


               Notwithstanding anything in this Section 1(h) to the contrary, during the 90-day period immediately following a Change in Control a Participant may terminate employment for any or no reason and such termination shall be treated as Good Reason hereunder.

               (i) "Nonqualifying Termination" means a termination of a Participant's employment (1) by the Company for Cause, (2) by the Participant for any reason other than a Good Reason, (3) as a result of the Participant's death, (4) by the Company due to the Participant's absence from his duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of the Participant's incapacity due to physical or mental illness or (5) as a result of the Participant's mandatory retirement.

               (j) "Participant" means any United States employee (including any such employee who is employed outside of the United States on an expatriate program or is otherwise on temporary assignment outside of the United States) of the Company or any subsidiary of the Company which has adopted this Plan (other than employees who have entered into Change in Control agreements with the Company) who is employed at or above Grade 15 (or the equivalent level), not taking into account any reduction of employment level following a Change in Control which would constitute Good Reason under this Plan.

               (k) "Plan" means the Parker-Hannifin Corporation Change in Control Severance Plan.

               (l) "Termination Period" with respect to a Participant means the period of time beginning with a Change in Control and ending on the earliest to occur of (1) the Participant's death, and
     (2) two (2) years following such Change in Control.


               2.   Payments Upon Termination of Employment.

               (a) If during the Termination Period the employment of a Participant shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to the Participant (or the Participant's beneficiary or estate) within thirty (30) days following the Date of Termination, as compensation for services rendered to the Company:

               (1) a lump-sum cash amount equal to the sum of (A) the Participant's base salary from the Company and its affiliated companies through the Date of Termination and any outstanding earned bonus awards, (B) any compensation previously deferred by the Participant other than pursuant to a tax-qualified plan (together with any interest and earnings thereon), (C) any accrued vacation pay, and (D) a pro-rata portion of the Employee's target annual bonus for the year in which the Date of Termination occurs, in each case to the extent not theretofore paid; plus

               (2) a lump-sum cash amount equal to the product of (A) one (1) and (B) the sum of (i) the Participant's highest annual rate of base salary during the 12-month period immediately preceding the Date of Termination and (ii) the highest of (x) the Participant's average bonus earned during the 3-year period immediately preceding the year in which the Date of Termination occurs, (y) the Participant's target bonus for the year in which the Change in Control occurs and (z) the Participant's target bonus for the year in which the Date of Termination occurs; provided, that any amount paid pursuant to this Section 2(a)(2) shall offset an equal amount of any severance relating to salary or bonus continuation to be received by the Participant upon termination of employment of the Participant under any severance plan, policy, or arrangement or employment agreement of the Company.

               (3) For a period of one (1) year commencing on the Date of Termination, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to the Participant and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (or, if more favorable to the Participant, immediately prior to the Change in Control), and the Company and the Participant shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

               (b) If during the Termination Period the employment of a Participant shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to the Participant within thirty (30) days following the Date of Termination, a cash amount equal to the sum of (1) the Participant's base salary and outstanding earned bonus awards from the Company through the Date of Termination, and (2) any compensation previously deferred by the Participant other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

               3.   Excise Tax Limitation.

               (a) Notwithstanding anything contained in this Plan or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, any Participant under this Plan or under any other plan or agreement (the "Payments") shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Participant or for his benefit under this Plan or any other plan or agreement shall be subject to the imposition of excise tax under
     Section 4999 of the Code (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless the Participant shall have given prior written notice specifying a different order to the Company, the Company shall reduce or eliminate the Payments to the Participant by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by a Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant's rights and entitlement to any benefits or compensation.

               (b)  All determinations required to be made under this
     Section 3 shall be made by the Company's public accounting firm
     (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Participant within fifteen (15) days after the receipt of notice from the Participant that there has been a Payment (or at such earlier times as is requested by the Company) and, with respect to the Limited Payment Amount, a reasonable opinion to the Participant that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the "Determination"). In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Participant shall appoint another nationally recognized public accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The
     Determination by the Accounting Firm shall be binding upon the Company and the Participant (except as provided in Subsection (c) below).

               (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, a Participant by the Company, which are in excess of the limitations provided in Section 3 (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date the Participant received the Excess Payment and the Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Participant's receipt of such Excess Payment until the date of such repayment.
     As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this Section 3. In the event that it is determined (1) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or
     (2) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Participant within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Participant until the date of payment.


               4. Withholding Taxes. The Company may withhold from all payments due to a Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.


               5. Reimbursement of Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant, on a current basis, for all legal fees and expenses, if any, incurred by the Participant in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Society National Bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Participant's statement for such fees and expenses through the date of payment thereof.

               6.   Termination or Amendment of Plan.

               (a) This Plan shall be in effect as of the Effective Date and shall continue until terminated by the Company as provided in paragraph (b) of this Section 6; provided, however, that a Participant's participation under this Plan shall terminate in any event upon the first to occur of (1) the Participant's death and
     (2) termination of the Participant's employment with the Company prior to a Change in Control.

               (b) The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination or amendment of this Plan; provided, however, that no such action which would adversely affect the rights or potential rights of Participants shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided, further, that in no event shall this Plan be terminated or amended within the two-year period following a Change in Control in any manner which would adversely affect the rights or potential rights of Participants.

               7. Scope of Plan. Nothing in this Plan shall be deemed to entitle any Participant to continued employment with the Company or its subsidiaries, and if a Participant's employment with the Company shall terminate prior to a Change in Control, the Participant shall have no further rights under this Plan; provided, however, that any termination of a Participant's employment during the two-year period following a Change in Control shall be subject to all of the provisions of this Plan.

          8.   Successors Binding Obligation.

               (a) This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

               (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 8, it will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall constitute Good Reason hereunder and shall entitle each Participant to compensation and other benefits from the Company in the same amount and on the same terms as each such Participant would be entitled hereunder if the Participant's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date Good Reason occurs, and the Participant may terminate employment for Good Reason on or following such date.

               (c) This Plan shall inure to the benefit of and be enforceable by each Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant's estate.


               9. Full Settlement; Resolution of Disputes. The Company's obligation to make any payments provided for by this Plan to a Participant and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event shall a Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.


               10. Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.


               11. Governing Law; Validity. The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.